EXHIBIT 10.54
111 Robert-Bourassa Blvd., Suite 5000
Montreal, Quebec, H3C 2M1 Canada
T 514-875-2160 resolutefp.com

February 15, 2021
Hugues Simon
24 chemin de la Descente
Austin (Québec)
J0B 1B0

Subject: Terms and Conditions of Employment between Hugues Simon and Resolute Forest Products Inc.
Dear Hugues,
I am pleased to confirm your appointment as President of Wood Products, reporting directly to me. This position is based in Montreal and requires you to reside in the Montreal area. The terms and conditions of this offer are described below.
Effective Date
Your appointment will be effective on March 1, 2021.
Annual Base Salary
No Change. As of the effective date, your base salary will be at an annual rate of $450,000, less applicable deductions and payable semi-monthly by direct deposit. Your base salary will be subject to the Company’s currency policy for executive pay. For 2021, 63.5% of your base salary will be denominated in Canadian dollars and 36.5% will be denominated in US dollars.
Position Classification
The position of President of Wood Products is classified Grade 44 of our Job/Salary Structure.
Signing Bonus
No change. You have received a signing bonus of $284,000 US dollars on January 15, 2021 for your prior assignment has Special Advisor.
Short Term Incentive Plan
No change. You will continue to be eligible to participate to the short term incentive plan adopted by the Company from time to time.
For 2021, the target incentive for your salary grade will be 100 % of your annual base salary, subject to the currency policy of the Company.

Long Term Incentive Plan
No change. You will continue to be eligible to the Company’s Long Term Incentive Plan applicable to key personnel. Grants are generally approved in November. For 2021, you will be eligible to an annual grant equivalent to 125% of your annual base salary, subject to the currency policy of the Company.
Under our Stock Ownership Guidelines, you will be required to hold the equivalent of 2.5 times your annual salary in shares or Restricted Stock Units (“RSUs”) of the Company. Please refer to the attached document.
Parking
No change. You will be eligible to a monthly parking paid by the Company. The fee for the parking is a taxable benefit.
Health and Insurance Benefits
No change. As of the effective date, you will continue to participate in the Company’s Health and Insurance Benefits program applicable to permanent employees of the Company. Please refer to the enclosed documentation.
Please note that you must be eligible and registered with the provincial health insurance plan to be eligible for the Company’s Health and Insurance Benefits program.
Retirement Plan
No change. As of the effective date, you continue to participate in the Company’s Defined Contribution Pension Plan applicable to employees of the Company and to the DC Make-Up program applicable to key personnel. For the purposes of the Retirement Plan, the Company has recognized your prior 11 years of service, which will allow you to contribute 8% of your base salary and the Company will contribute 10% of your base salary. Please refer to the enclosed documentations.
Vacation and Holidays
No change. As of the effective date, you will be entitled to 3 floating holidays and 5 weeks of annual paid vacation, to be taken at times mutually convenient to the Company and yourself in accordance with the vacation policy. Vacation is earned progressively and must be used during the calendar year.
If your employment is terminated for any reason other than involuntary termination without cause (i.e. because you resigned, you are dismissed or you retire), the Company will require reimbursement of any portion of vacation taken in advance, that is to say before it is acquired under the policy in effect. By accepting this offer, you authorize the Company to recover overpayments in the form of vacation taken in advance by making a deduction from your earnings.
Relocation
No change. You will continue to be eligible for a monthly stipend of $ 2,500 US dollars, for a period of up to 24 months, or until you have moved, whichever is earlier.

You will also be eligible for the relocation policy currently in effect.Your relocation to Montréal will be subject to the general terms and conditions of the Company’s Relocation Policy.
In the event that you voluntarily terminate your employment or your employment is terminated for cause within the twenty-four (24) months following the effective date of your relocation, you agree to reimburse all amounts paid by the Company for your relocation. Please refer to the enclosed Relocation Policy.
Annual Medical Examination
No change. You and your spouse will be eligible to an annual medical examination with Medisys Health Group Inc. This is considered a taxable benefit.
As a member of the Executive Team, you will benefit from MedisysOne, a 24-hour On Demand Healthcare service that combines comprehensive annual health assessment, round-the-clock support and personalized, proactive healthcare management.
Annual Lump Sum
No change. For 2021, you will be eligible to an annual lump sum of $12,000, which can be used for various expenses such as preparing your taxes, club memberships, etc. This lump sum is a taxable benefit and is paid annually in April.
Severance Policy
No change. As of the effective date, you will continue to be subject to the Severance Policy for executive employees, unless you resign or we terminate your employment for cause.
Indemnification
No change. You will continue to benefit from an indemnification contract in the form attached hereto and be covered by the indemnification policy for the executive officers and chief accounting officer of Resolute forest products Inc. in effect from time to time.
Others
By accepting this offer, you authorize the Company to recover any overpayment from the Company by making a deduction from your regular pay, your vacation pay or any other amount that is owed to you. An overpayment is an amount to which you are not entitled under this employment contract, the policies of the Company or employment laws.

If you have any questions about this offer, please contact Daniel Ouellet, Senior Vice President, Human Resources at 514 914-8941. We look forward to your formal acceptance of this offer and ask that you sign and return a copy to confirm your acceptance by March 1, 2021.
Sincerely,
/s/ Rémi G. Lalonde
Rémi Lalonde
President and Chief Executive Officer

I have read the herein letter and hereby accept these terms and conditions.
I have read the herein letter and hereby refuse these terms and conditions.

__/s/ Hugues Simon__________________    _____February 17, 2021_______
Hugues Simon        Date